EXHIBIT 99.1

Advanced BioEnergy to Sell South Dakota Ethanol Plants to Glacial Lakes Energy

August 5, 2019, Minneapolis, Minnesota

Advanced BioEnergy, LLC announced today that, together with its subsidiary ABE South Dakota, LLC (collectively, “ABE” or the ‘‘Company’’), it has entered into an Asset Purchase Agreement with Glacial Lakes Energy, LLC (“GLE”), based in Watertown, South Dakota, under which the Company will sell its Aberdeen and Huron South Dakota ethanol plants to GLE for $47.5 million, plus the value of ABE inventory at the time of closing.

Closing of the transaction is subject to approval of the ABE unitholders and other customary closing conditions, including a portion of the sales proceeds being held in a third party escrow indemnity account after closing to support the Company’s indemnification obligations under the Asset Purchase Agreement. The Company expects the transaction to close in the third calendar quarter of 2019.  The Company will continue to operate its two ethanol plants in Huron and Aberdeen, South Dakota until the transaction closes.

On February 26, 2019, the Company announced that it had begun exploring strategic alternatives for its business operations, including the possibility of a sale of one or both of its ethanol plants and retained Ascendant Partners, Inc. to advise it in this process and help evaluate the opportunities and options available to the Company.  As part of this process, the ABE Board of Directors explored the potential sale of one or both facilities to generate the best value for unitholders and possibly transition ownership to an operator with the capacity and resources to ensure both plants are positioned for continued long-term success in providing value to their local communities.  This process resulted in the signing of the Asset Purchase Agreement with GLE on August 1, 2019.

In connection with the sale, the Company will be adopting, subject to ABE unitholder approval, a Plan of Liquidation under which the Company will be liquidated and the proceeds of the sale will be distributed to unitholders, after payment of the Company’s outstanding debt, transaction–related expenses and other expenses related to the Plan of Liquidation. Additional details about the transaction will be contained in a Form 8-K that ABE will file with the Securities and Exchange Commission (“SEC”) and in a Proxy Statement that ABE will file with the SEC and send to its unitholders in connection with the proposed approval of the transaction.

About Advanced BioEnergy, LLC.

Advanced BioEnergy, LLC owns and operates two ethanol production facilities located in Aberdeen and Huron, South Dakota with a combined production capacity of 86 million gallons per year. ABE also maintains corporate offices located in Bloomington, Minnesota. Advanced BioEnergy’s mission has been to be a low-cost producer of ethanol and coproducts through the management, operation, and maintenance of state-of-the-art renewable fuel production facilities. For more information on ABE visit www.advancedbioenergy.com

About Glacial Lakes Energy, LLC

Glacial Lakes Energy, LLC is an ethanol production company formed in May 2001 as a wholly owned subsidiary of its parent company, Glacial Lakes Corn Processors, a cooperative of

over 4,000 shareholders located primarily in South Dakota.   GLE and its sister subsidiary own and operate two ethanol production facilities in Watertown and Mina, South Dakota with a combined production of 255 million gallons per year processed from over 92 million bushels of corn purchased from northeastern and central South Dakota producers.

Both of Glacial Lakes Energy’s plants were constructed by Fagen Inc. using ICM process technology and both have unit-train shipping capabilities that take the company’s ethanol and feed production to markets all over the world.  Glacial Lakes Energy is a 24/7/365 day operation with approximately 120 employees.  GLE also holds a 16% ownership interest in Granite Falls Energy LLC of Granite Falls, Minnesota and an 8% ownership interest in Redfield Energy LLC of Redfield, South Dakota, which provides additional ownership of more than 20 million gallons of annual ethanol production.  More information about Glacial Lakes Energy LLC is available at www.glaciallakesenergy.com .

Securities and Exchange Commission Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Among other things, these factors include the risk that the sale of these two ethanol plants will not be completed or will be delayed, or that closing conditions to the transaction are not satisfied. For a further list and description of risks and uncertainties associated with Advanced BioEnergy, LLC, see its reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in its most recent annual report on Form 10-K. The cautionary statements herein expressly qualify all of ABE’s forward-looking statements. ABE is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Important Information Regarding Information Filed with the SEC

This communication may be deemed to be solicitation material in respect of the proposed asset sale. The Company will file a Preliminary Proxy Statement with the Securities and Exchange Commission with respect to the transaction described above. The Company will make a copy of the definitive Proxy Statement available through its website when it is available, and will transmit a copy to all of its unitholders.  The Proxy Statement and other information filed with the SEC contain important information about the transaction. Unitholders are urged to read the Proxy Statement and the other relevant materials carefully when they become available before deciding how to vote on the transaction.

When available, unitholders may obtain free copies of the Proxy Statement and relevant other documents filed with the SEC by the Company through the EDGAR website maintained by the SEC at www.sec.gov.  In addition, unitholders may obtain free copies of the Proxy Statement and the other relevant documents filed by ABE with the SEC by contacting ABE’s CEO Richard Peterson at Richard.Peterson@advancedbioenergy.com.

The Company and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s unitholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.  Additional information regarding the interests of these individuals in the proposed transaction will be included in the proxy statement relating to the proposed transaction when it is filed with the SEC.

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